EXHIBIT 10.8

GUARANTY AGREEMENT

THIS GUARANTY AGREEMENT (this “Agreement” or “Guaranty”) is made as of January 26, 2012, by STEADFAST INCOME REIT, INC., a Maryland corporation (the “Guarantor”) in favor of PNC BANK, NATIONAL ASSOCIATION, a national banking association (“Bank”), to secure obligations of SIR WINDSOR ON THE RIVER, LLC, a Delaware limited liability company (“Borrower”) to Bank.

Background

A. Iowa Finance Authority (“Issuer”) has issued its Variable Rate Demand Multifamily Housing Revenue Bonds (Windsor on the River, LLC Project) Series 2007A in the original aggregate principal amount of $24,000,000 (the “Bonds”) under an Indenture of Trust dated as of May 1, 2007 between Issuer and The Bank of New York Mellon Trust Company, N.A., as successor trustee (the “Trustee”) (with permitted amendments and supplements, the “Indenture”) the proceeds of which were loaned to Borrower’s predecessor-in-interest, Windsor on the River, LLC, a Delaware limited liability company (“Original Borrower”) pursuant to a Loan Agreement dated as of May 1, 2007 between Issuer and Original Borrower (the “Loan Agreement”) to finance the Project (as defined in the Loan Agreement) undertaken by Original Borrower. Borrower has assumed all of Original Borrower’s interests under the Loan Agreement pursuant to that certain Assumption Agreement of even date herewith between Borrower, Original Borrower and Trustee. The aggregate outstanding principal amount of the Bonds on the date hereof is $23,500,000.

B. In order to enhance the marketability of the Bonds and thereby achieve interest cost savings and other savings to Borrower, Borrower has asked Bank to issue, pursuant to a Reimbursement and Credit Agreement of even date herewith between Borrower and Bank (the “Reimbursement Agreement”), its Irrevocable Letter of Credit (together with any substitute letter of credit issued pursuant to the terms thereof, the “Letter of Credit”) to Trustee for the account of Borrower authorizing Trustee to make one or more draws on Bank up to an aggregate of $23,789,727.

C. As a condition to entering into the Reimbursement Agreement and issuing the Letter of Credit, Bank has required the execution and delivery of this Guaranty. Capitalized terms not otherwise defined herein shall have the meaning given them in the Reimbursement Agreement.

NOW, THEREFORE, in consideration of Bank’s agreement to issue the Letter of Credit, and intending to be legally bound, Guarantor hereby agrees as follows:

1. Payment and Performance of the Obligations. In order to secure payment and performance by Borrower of its obligations under the Reimbursement Agreement, Guarantor hereby irrevocably and unconditionally guarantees to Bank, and become surety to Bank for, the due and punctual payment and performance of the principal and any interest accruing thereon owed by Borrower to Bank under the Reimbursement Agreement (hereinafter referred to individually as “Obligation” and collectively as “Obligations”); plus all interest accrued thereon pursuant to the Reimbursement Agreement, plus all reasonable costs and expenses, including without limitation reasonable counsel fees, which may be incurred by Bank in collection or enforcement of the Obligations under this Guaranty. If any Obligation is not paid or performed by Borrower punctually when due, subject to any applicable notice and grace period, Guarantor will, upon Bank’s written demand, immediately pay or perform such Obligation or cause the same to be paid or performed strictly in accordance with the terms thereof. Guarantor will pay to Bank, upon written demand, all reasonable costs and expenses, including without limitation reasonable counsel fees, which are incurred by Bank in the collection or enforcement of Guarantor’s obligations under this Agreement. No reference hereinafter or in any other document to Obligations or to Borrower’s performance or to this Guaranty or to Guarantor shall change the nature or limits of this Guaranty as defined in this Section 1.

2. Representations and Warranties of Guarantor. Guarantor represents and warrants to Bank as of the date of this Agreement that:

(a) Guarantor is a corporation duly organized, validly existing and in good standing under the laws of the State of Maryland, is duly qualified and in good standing to conduct business in those jurisdictions in which its ownership of property or the conduct of its business requires such qualification, and has the requisite power and authority to make and perform this Guaranty;

(b) This Guaranty has been duly authorized, executed and delivered by Guarantor and such execution and delivery and the performance by Guarantor of its obligations hereunder will not violate any applicable provision of law or any rule, regulation, order, writ, judgment, injunction, decree, determination or award applicable to Guarantor nor conflict with or constitute a breach of or a default under the certificate of incorporation or by-laws of Guarantor or any instrument to which Guarantor is a party or by which Guarantor or Guarantor’s property is bound, and this Guaranty is a valid and binding obligation of Guarantor enforceable in accordance with its terms;

(c) There is no litigation, proceeding or investigation pending or, to the knowledge of Guarantor, threatened against Guarantor, or against any of its properties or revenues, as to which there is a reasonable likelihood of an adverse determination and which if adversely determined, would have or constitute a Material Adverse Effect, and Guarantor is not in violation in any material respect of any statute, rule, order or regulation of any governmental body applicable to Guarantor which individually or collectively could have or constitute a Material Adverse Effect, except for notices of violations received in the ordinary course of business which Guarantor is diligently proceeding in good faith and in full compliance with all Requirements of Law to remove or correct;

(d) The consolidated and consolidating financial statements of Guarantor as of December 31, 2010 are complete and correct, were prepared in accordance with generally accepted accounting principles consistently applied and fairly set forth the financial condition of Guarantor and its Subsidiaries as of the date thereof and the results of Guarantor’s operations for the period covered thereby; and there has occurred no material adverse change in the financial condition of Guarantor as shown thereon since the date thereof, except such changes as have been heretofore disclosed to Bank in writing; and

(e) Guarantor has filed all income tax returns and all other material tax returns required to be filed by it and has paid all taxes due pursuant to such returns or pursuant to any assessments received by it.

3. Affirmative Covenants. Guarantor covenants and agrees that so long as any Obligations are outstanding and unpaid, or not fully performed, and, except to the extent Bank shall otherwise consent in writing, Guarantor will:

(a) Comply in all material respects with all Requirements of Law applicable to its business, operations or facilities the noncompliance with which would have or constitute a Material Adverse Effect, except for any such laws, rules, regulations and orders which it is contesting in good faith by appropriate proceedings;

(b) Notify Bank in writing immediately upon the occurrence of any Event of Default hereunder or any default or event of default under any other agreement or instrument of debt of Guarantor or any litigation or proceeding which, if adversely determined, could have or constitute a Material Adverse Effect or any other event which has had or constitutes a Material Adverse Effect;

(c) Furnish or cause to be furnished to Bank the financial statements and other information required by the Reimbursement Agreement;

(d) Permit any of the officers or authorized employees or representatives of Bank to visit and inspect during normal business hours any of its properties and to examine and make excerpts from its books and records, except to the extent Guarantor is precluded by any Requirement of Law from disclosing any such information, and to discuss its business affairs, finances and accounts with any of its officers, all in such detail and at such times and as often as Bank may reasonably request, provided that Bank shall provide it with reasonable notice prior to any visit or inspection;

(e) Furnish Bank with prompt and detailed notice of any event which has or may have or constitutes a Material Adverse Effect; and

(f) (i) Maintain a Consolidated Net Worth of at least $100,000,000, as of the last day of each fiscal quarter of Guarantor, starting with the fiscal quarter ending December 31, 2013.

(ii) Maintain Liquidity of not less than $5,000,000, as of the last day of each fiscal quarter of Guarantor, starting with the fiscal quarter ending December 31, 2013.

(iii) Not pay any distributions or dividends during any fiscal quarter in excess of Adjusted Funds From Operations, starting with the fiscal quarter ending December 31, 2013.

Any failure to meet any of the requirements of clauses (i) through (iii) above shall not constitute an Event of Default hereunder, provided that and as long as the Guarantor shall immediately establish and thereafter maintain with Bank a restricted deposit account for the purpose of accumulating and reserving amounts for the payment of principal and interest in respect of the Bonds (the “Sinking Fund Account”). Beginning on the date the Guarantor fails to meet any of the requirements of clauses (i) through (iii) above (the “Sinking Fund Creation Date”) and continuing until the Stated Expiration Date, Guarantor shall deposit, on or before the 15th day of each month, an amount in the Sinking Fund Account equal to $500,000 divided by the number of months remaining, as of the Sinking Fund Creation Date (including the current month), until the Stated Expiration Date.

Guarantor hereby grants to Bank a security interest in all rights of the Guarantor in and to the Sinking Fund Account established pursuant to the previous paragraph, and all sums deposited therein. Guarantor hereby acknowledges and agrees that Bank shall have sole dominion and control of the Sinking Fund Account. Guarantor shall not close the Sinking Fund Account without obtaining the prior consent of Bank. Guarantor shall maintain the Sinking Fund Account and shall pay all fees and charges with respect thereto when due. All interest earned on amounts deposited in the Sinking Fund Account shall be re-deposited therein and become part thereof. No funds in the Sinking Fund Account may be commingled with any other funds of Guarantor or of any other Person. Except to the extent resulting solely from the gross negligence or willful misconduct of Bank, Bank shall not be liable for any loss of interest on or any penalty or charge assessed against the funds in, payable on, or credited to the Sinking Fund Account as a result of the exercise by the Bank of any of its rights, remedies or obligations under this Agreement. All sums held in the Sinking Fund Account shall constitute additional security for the Obligations. At any time following the occurrence and during the continuance of an Event of Default, Bank may apply any funds on deposit in the Sinking Fund Account to repay the Obligations.

As used herein:

(A) “Adjusted Funds from Operations” means, as of the end of any fiscal quarter of Guarantor, Funds from Operations during such quarter less Capital Reserves;

(B) “Capital Reserves” means the quotient obtained by multiplying Three Hundred Fifty and 00/100 Dollars ($350.00) by the sum of the number of units owned by Guarantor plus any entity directly or indirectly owned by Guarantor (“Guarantor Subsidiary Owned Units”) and dividing the resulting product by four (4) (i.e. ($350 x (units owned by Guarantor plus Guarantor Subsidiary Owned Units))/4);

(C) “Consolidated Net Worth” means, on any date, all amounts that would be included under stockholders’ equity on a consolidated balance sheet of Guarantor and its Subsidiaries, as determined on a consolidated basis in accordance with GAAP;

(D) “Funds From Operations” has the meaning promulgated by the National Association of Real Estate Investment Trusts on the Date of Issuance;

(E) “Liquidity” means, at any time, the aggregate amount of Unrestricted Cash at such time; and

(F) “Unrestricted Cash” means unrestricted cash and cash equivalents owned by the Guarantor and not controlled by or subject to any Lien in favor of any creditor.

(g) Concurrently with the delivery of the financial statements referred to in Sections 6.08(a) and (c) of the Reimbursement Agreement, a certificate of the chief financial officer of the Guarantor in substantially the form of Exhibit A attached hereto (each a “Compliance Certificate”) showing in detail the calculations demonstrating compliance with the financial covenant set forth in Section 3(g) above, and stating that, to the best of such officer’s knowledge, the Guarantor during such period has kept, observed, performed and fulfilled each and every covenant and condition contained in this Agreement in all material respects.

4. Negative Covenants. Guarantor covenants and agrees that so long as any Obligations are outstanding and unpaid, or any Obligation is not fully performed, Guarantor will not:

(a) Wind-up, liquidate or dissolve its affairs, or convey, sell, lease or otherwise dispose of (whether in one transaction or in a series of transactions) all or substantially all of its properties or assets (whether now owned or hereafter acquired);

(b) Sell or transfer or permit or suffer to be sold or transferred, voluntarily or by operation of law a material amount of its property, other than in the ordinary course of business for equivalent value contemporaneously given; or

(c) Make or permit any material change in the nature of its business as carried on as of the date hereof.

5. Events of Default; Remedies. (a) The occurrence of any of the following and its continuance after any applicable notice and cure period herein provided shall be an “Event of Default”: (i) Guarantor’s failure to pay or perform any of its obligations hereunder when due which in the case of any payment obligation continues for ten (10) days after written notice from Bank, or in the case of any other obligation which continues for thirty (30) days after the earlier of the effective date of written notice from Bank, or the date on which Guarantor otherwise acquires knowledge that such failure has occurred, provided, however, that if Guarantor shall proceed to take any curative action that, if begun and prosecuted with due diligence, cannot be completed within such 30 day period, then such period shall be increased to such extent as shall be reasonably necessary to enable Guarantor to complete such curative action through the exercise of due diligence; (ii) the material falsity, material inaccuracy or material breach by Guarantor of any written warranty, representation or statement made or furnished to Bank by or on behalf of Guarantor; or (iii) the termination or attempted termination of this Guaranty except as provided for in Section 7.

(b) Upon the occurrence of any Event of Default under this Guaranty, (i) Guarantor shall pay to Bank the amount of the Obligations then and at any time thereafter due under the Reimbursement Agreement; and (ii) Bank in its discretion may exercise, or cause to be exercised, from time to time any other rights and remedies available to it under this Guaranty or at law, in equity or otherwise.

6. General Terms and Conditions.

(a) All payments by Guarantor hereunder shall be made in Dollars of the United States of America.

(b) Guarantor hereby waives (i) notice of acceptance of this Agreement and of any action by Bank in reliance thereon, (ii) presentment, demand of payment, notice of dishonor or nonpayment, protest and notice of protest with respect to the Obligations, and giving any notice of default or other notice to, or making any demand on anyone (including without limitation Borrower and Guarantor) liable in any manner for the payment of the Obligations, (iii) any right to require Bank to proceed initially against Borrower or any other collateral for the Obligations upon any default in the payment or performance of the Obligations, and (iv) notice of any election by Bank to sell any of the property mortgaged, assigned or pledged as security for any of the Obligations at a public or private sale, provided that nothing contained in this paragraph shall be deemed to be a waiver of any notice expressly required to be given to Borrower pursuant to the Reimbursement Agreement.

(c) Bank may at any time and from time to time without the consent of or notice to Guarantor and without increasing, impairing or releasing the obligations of Guarantor hereunder (i) exercise or refrain from exercising any right or remedy against Borrower or others, including without limitation Guarantor, or against any of the collateral and (ii) modify, amend, extend, supplement or waive or consent to the breach of any provision of the Reimbursement Agreement or any of the collateral, to which modifications, amendments, extensions, supplements, waivers and consents Guarantor hereby assents. Without limiting the foregoing, it is specifically understood that any modification, limitation or discharge of Borrower’s liability under the Reimbursement Agreement or any of the collateral arising out of or by virtue of any bankruptcy, arrangement, reorganization or similar proceeding for relief of debtors under federal or state law hereafter initiated by or against Borrower will not affect, modify, or discharge the liability of Guarantor in any manner and this Guaranty shall remain in full force and effect and shall be enforceable against Guarantor to the same extent and with the same effect as if such proceedings had not been instituted.

(d) The guaranty and surety contained in paragraph 1 hereof is absolute and unconditional, primary, direct and immediate and shall be valid and binding upon Guarantor regardless of (i) any invalidity, irregularity, defect or unenforceability of or in the Reimbursement Agreement or any of the collateral for the Obligations or any other obligation or agreement of Borrower or Guarantor, (ii) any action or inaction by Bank or other occurrence referred to in subsection 6(c) above, or (iii) any other circumstance which might otherwise constitute a defense available to, or a discharge or release of, Borrower or Guarantor, by operation of law.

(e) No failure or delay on the part of Bank in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies of Bank hereunder are cumulative and concurrent and not exclusive of any other rights or remedies Bank may have.

(f) Guarantor hereby waives and releases all relief from any and all appraisement, stay or execution law of any state now in force or hereafter enacted.

(g) No set-off, permissive counterclaim, reduction or diminution of an obligation, or any defense of any kind or nature that Guarantor has or may have against Borrower or Bank except payment, satisfaction or defeasance of Borrower’s obligations that Guarantor is guaranteeing and acting as surety for under this Guaranty shall affect, modify or impair Guarantor’s obligations hereunder. Any claim, if any, that Guarantor now or hereafter has against Borrower by way of subrogation under this Agreement or otherwise shall be fully subordinate in lien and payment to any claim that Bank now or hereafter has against Borrower.

(h) Guarantor hereby subordinates any claim, remedy or other right they may now or hereafter acquire against Borrower that arises from the existence or performance of the Obligations, including without limitation, any right of subrogation, reimbursement, exoneration, contribution, or indemnification against Borrower or any right to participate in any collateral for the Obligations, whether or not such claim, remedy or right arises in equity, under contract, statute, or common law, to any right, claim or cause of action the Bank may now or hereafter have against Borrower with respect to the Obligations until the termination of this Agreement in accordance with Section 7 hereof.

(i) Upon the occurrence and during the continuance of any Event of Default under this Guaranty, Bank is hereby authorized at any time and from time to time to set off any or all of the property of Guarantor in Bank’s possession (including all deposits and other indebtedness owing by Bank to or for the credit or the account of Guarantor) at or subsequent to the occurrence of the Event of Default against any and all of the obligations of Guarantor now or hereafter existing under this Agreement, irrespective of whether or not Bank shall have made any demand under this Agreement and although such obligations may be contingent and unmatured.

(j) For the purpose of any suit, action or proceeding arising out of or relating to this Agreement, Guarantor hereby irrevocably consents and submits to the jurisdiction and venue of any of the courts of the Commonwealth of Pennsylvania, and irrevocably agree to service of process by certified mail, return receipt requested, postage prepaid, to its address set forth in Section 8(b) of this Agreement. Guarantor irrevocably waive any objection which it may now or hereafter have to the laying of the venue of any such suit, action or proceeding brought in such court and any claim that such suit, action or proceeding brought in such a court has been brought in an inconvenient forum and agree that service of process in accordance with the foregoing sentence shall be deemed in every respect effective and valid personal service of process upon Guarantor. The provisions of this paragraph shall not limit or otherwise affect the right of Bank to institute and conduct an action in any other appropriate manner, jurisdiction or court.

(k) Bank and Guarantor hereby waive all right to a trial by jury in any litigation relating to this Agreement.

7. Termination. This Agreement shall terminate and be of no further force or effect upon Borrower’s or Guarantor’s payment in full of all of the Obligations and termination of Bank’s obligations under the Reimbursement Agreement and the Letter of Credit, provided that this Agreement shall continue to be effective or be reinstated, (as the case may be) if at any time payment of any of the Obligations is refunded or must otherwise be returned by Bank or if Bank’s obligations under the Reimbursement Agreement or Letter of Credit are reinstated as a result of any bankruptcy, arrangement, reorganization or similar proceeding for relief of debtors under state or federal law, all as though such payment had not been made.

8. Miscellaneous.

(a) This Agreement shall be binding upon Guarantor and Guarantor’s successors and assigns and shall inure to the benefit of Bank and its successors and assigns.

(b) Any notice, demand or request under this Agreement shall be in writing, and shall be delivered by personal service or shall be sent by postage prepaid, first class mail, return receipt requested or by reputable overnight courier (e.g., Federal Express) addressed, if to Guarantor or Bank, at the address set forth below, or at such other address as the addressee may designate in writing:

If to Bank:

PNC Bank, National Association

26901 Agoura Road, Suite 200

Calabasas Hills, CA 91301

Attention: Sandeep Patel

Facsimile No.: (818) 880-3303

If to Guarantor:

Steadfast Income REIT, Inc.

18100 Von Karman Ave., Suite 500

Irvine, CA 926122

Attention: Ana Marie del Rio, Esquire

Facsimile No.: (949) 777-8316

Each notice, demand or request hereunder shall be deemed given on the date it is delivered, in the case of personal service, or two days after it is deposited with the United States Postal Service, in the case of first class mail, or the day after deposit with an overnight courier.

(c) No amendment, modification or release from or waiver of any provision hereof shall be effective unless in writing and signed by Bank and shall be effective only in the specific instance and for the specific purpose for which given.

(d) This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

(e) This Agreement and the rights and obligations hereunder shall be construed in accordance with and governed by the substantive laws of the Commonwealth of Pennsylvania.

(f) The paragraph headings used herein are for convenience only and do not affect or modify the terms and conditions hereof.

(g) If any provision hereof is found by a court of competent jurisdiction to be prohibited or unenforceable it shall be ineffective only to the extent of such prohibition or unenforceability, and such prohibition or unenforceability shall not invalidate the balance of such provision to the extent it is not prohibited or unenforceable, nor invalidate the other provisions hereof, all of which shall be liberally construed in favor of Bank in order to effect the provisions hereof.

(h) If the date (“Performance Date”) on which any action is to be taken, any obligation is to be performed, or any notice is to be given under this Guaranty falls on any day other than a business day (i.e., any day which is not a Saturday, Sunday or legal holiday), such Performance Date shall be automatically extended to the next business day.

IN WITNESS WHEREOF, Guarantor has executed this Agreement as of the day and year first above written.

STEADFAST INCOME REIT, INC., a Maryland corporation

By:	/s/ Rodney F. Emery
Name: Rodney F. Emery
Title: CEO and President

EXHIBIT A

COMPLIANCE CERTIFICATE

This Compliance Certificate is executed and delivered by STEADFAST INCOME REIT, INC. (the “Guarantor”), in connection with the Guaranty Agreement (the “Guaranty”) dated as of January 26, 2012 between the Borrower and PNC Bank, National Association (“PNC”). All capitalized terms used in this Compliance Certificate as defined terms shall have the meanings given them in the Guaranty.

The undersigned,                     , Chief Financial Officer of the Guarantor, hereby attests on behalf of the Guarantor to PNC, with respect to the fiscal quarter ended                     ,         (the “Fiscal Period”), as follows:

1. As of the date of this Compliance Certificate, and since the date of the most recent Compliance Certificate submitted to PNC by the Guarantor, to the actual knowledge of the Guarantor, the Guarantor has kept, observed, performed and fulfilled in all material respects each and every covenant and condition contained in the Guaranty Agreement.

2. Pursuant to and determined in accordance with the provisions of Section 3(f)(i) of the Guaranty, the Guarantor maintained as of the end of the Fiscal Period a Consolidated Net Worth of at least $100,000,000.

3. Pursuant to and determined in accordance with the provisions of Section 3(f)(ii) of the Guaranty, the Guarantor maintained as of the end of the Fiscal Liquidity of not less than $5,000,000.

4. Pursuant to and determined in accordance with the provisions of Section 3(f)(iii) of the Guaranty, the Guarantor did not pay any distributions or dividends during the Fiscal Period in excess of Adjusted Funds From Operations.

Computations demonstrating the foregoing are attached hereto.

STEADFAST INCOME REIT, INC.

By:
Name:
Title: Chief Financial Officer